Rule 424(b)(3)
Registration Statement No. 333-210956

PROSPECTUS

OFFER TO EXCHANGE

$300,000,000 2015 Series B 3.30% Senior Notes due 2022

The exchange offer will expire at 5:00 p.m. New York City time on June 9, 2016, unless we extend the exchange offer in our sole discretion.

Terms of the Exchange Offer

We are offering to exchange up to $300,000,000 new registered 2015 Series BR 3.30% Senior Notes due 2022 (the “exchange notes”) for a like amount of all of our outstanding old unregistered 2015 Series B 3.30% Senior Notes due 2022 (the “outstanding notes”).

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

The exchange notes will have the same financial terms and covenants as the outstanding notes, and will be subject to the same business and financial risks. Any outstanding notes not validly tendered will remain subject to existing transfer restrictions. The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

We will not receive any proceeds from the exchange offer.

We will exchange the exchange notes for all outstanding notes that are validly tendered and not withdrawn by you at any time prior to the expiration of the exchange offer as described in this prospectus.

There is no existing public market for the outstanding notes and the exchange notes will not be listed on any securities exchange or included in any automatic quotation system.

This investment involves risk. You should read carefully this entire prospectus, including the section entitled “Risk Factors” that begins on page 10 of this prospectus which describes some of these risks.

We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 9, 2016

You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference is accurate only as of its date. DTE Energy’s business, financial condition, results of operations and prospects may have changed since such date.

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 under the Securities Act of 1933, as amended (“Securities Act”), and the rules and regulations promulgated under the Securities Act, with respect to the exchange of outstanding notes for exchange notes under this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. The statements contained in this prospectus as to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete. Accordingly, each of those statements is qualified in all respects by reference to the full text of the contract, agreement or document filed as an exhibit to the registration statement or otherwise filed with the SEC.

References in this prospectus to “DTE Energy,” “we,” “us” and “our” refer to DTE Energy Company, unless the context indicates that the references are to DTE Energy Company and its consolidated subsidiaries.

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for old securities where such old securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. DTE Energy has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” in this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration,” and “goals” or similar expressions in this prospectus or in documents incorporated herein that signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to numerous assumptions, risks, and uncertainties that may cause actual future results to be materially different from those contemplated, projected, estimated, or budgeted. Many factors may impact forward-looking statements including, but not limited to, the following:

•	impact of regulation by the Environmental Protection Agency, the Federal Energy Regulatory Commission, the Michigan Public Service Commission, the Nuclear Regulatory Commission, and the Commodity Futures Trading Commission, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures;

•	the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs;

•	economic conditions and population changes in the our geographic area resulting in changes in demand, customer conservation, and thefts of electricity and natural gas;

•	environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements;

•	health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities;

•	changes in the cost and availability of coal and other raw materials, purchased power, and natural gas;

•	volatility in the short-term natural gas storage markets impacting third-party storage revenues;

•	impact of volatility of prices in the oil and gas markets on gas storage and pipelines operations;

•	impact of volatility in prices in the international steel markets on power and industrial projects operations;

•	volatility in commodity markets, deviations in weather, and related risks impacting the results of energy trading operations;

•	changes in the financial condition of our significant customers and strategic partners;

•	the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions;

•	access to capital markets and the results of other financing efforts which can be affected by credit agency ratings;

•	instability in capital markets which could impact availability of short and long-term financing;

•	the timing and extent of changes in interest rates;

•	the level of borrowings;

•	the potential for increased costs or delays in completion of significant construction projects;

•	changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits;

•	the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers;

•	unplanned outages;

•	the cost of protecting assets against, or damage due to, terrorism or cyber attacks;

•	employee relations and the impact of collective bargaining agreements;

•	the risk of a major safety incident at an electric distribution or generation facility or a gas storage, transmission, or distribution facility;

•	the availability, cost, coverage, and terms of insurance and stability of insurance providers;

•	cost reduction efforts and the maximization of plant and distribution system performance;

•	the effects of competition;

•	changes in and application of accounting standards and financial reporting regulations;

•	changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues;

•	contract disputes, binding arbitration, litigation, and related appeals; and

•	the risks discussed in our public filings with the SEC.

You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as otherwise required by applicable law.

The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SUMMARY

This summary highlights important information about DTE Energy Company and this exchange offer. This summary is not complete and does not contain all the information that is important to you in connection with this exchange offer. You should read this entire prospectus, including the information set forth in “Risk Factors” and all the information incorporated by reference in this prospectus.

DTE Energy Company

DTE Energy Company is a Michigan corporation engaged in utility operations through its wholly owned subsidiaries, DTE Electric Company (“DTE Electric”) and DTE Gas Company (“DTE Gas”). We also have non-utility operations that are engaged in a variety of energy-related businesses.

DTE Electric is a public utility engaged in the generation, purchase, distribution, and sale of electricity to approximately 2.2 million customers in southeastern Michigan.

DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

Our non-utility operations consist primarily of Gas Storage and Pipeline, which is involved in the development and operation of natural gas pipelines, gathering and storage; Power and Industrial Projects, which is comprised primarily of projects that deliver energy and utility-type products and services to industrial, commercial, and institutional customers, produce reduced emissions fuel, and sell electricity from renewable energy projects; and Energy Trading, which engages in energy marketing and trading operations.

The mailing address of DTE Energy’s principal executive office is One Energy Plaza, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.

Summary of the Exchange Offer

On June 16, 2015, we completed the initial private placement of the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

The Initial Private Placement of Outstanding Notes	We sold the outstanding notes on June 16, 2015 to J.P. Morgan Securities LLC, TD Securities (USA) LLC, UBS Securities LLC, Comerica Securities, Inc. and U.S. Bancorp Investments, Inc. through a private placement exempt from registration under the Securities Act. We collectively refer to those parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes in the United States solely to qualified institutional buyers (“QIBs”) pursuant to Rule 144A.

Registration Rights Agreement	Simultaneously with the initial private placement of the outstanding notes, we entered into a registration rights agreement (the “Registration Rights Agreement”) for the exchange offer. In the Registration Rights Agreement, we agreed, among other things, to file with the SEC an exchange offer registration statement and to use commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act within 365 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the Registration Rights Agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes, except as otherwise provided in the Registration Rights Agreement.

If we do not comply with, among other things, our obligation to complete the exchange offer within 365 days of issuing the outstanding notes (a “registration default”), we will pay additional interest at a rate of 0.25% per year during the first 90-day period immediately following the occurrence of the registration default, increasing by an additional 0.25% per year with respect to each subsequent 90-day period, up to a maximum of 0.50% per year, until all registration defaults have been cured. For more details, see “The Exchange Offer—Additional Interest” in this prospectus.

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on June 16, 2015 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are properly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange note from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives new securities for its own account in exchange for securities, where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. See “Plan of Distribution” in this prospectus.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on May 10, 2016.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, June 9, 2016, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See “The Exchange Offer—Conditions” in this prospectus. Other than U.S. federal and state securities laws, we do not need to satisfy any regulatory requirements or obtain any regulatory approval to conduct the exchange offer.

Procedures for Tendering Outstanding Notes	We issued the outstanding notes as global securities. When the outstanding notes were issued, we deposited the outstanding notes with, or on behalf of, The Depository Trust Company (“DTC”), and registered the outstanding notes in the name of DTC or its nominees. Beneficial interests in the outstanding notes, which are held by direct or indirect participants in DTC through the certificateless depositary interest, are shown on records maintained in book-entry form by DTC.

You may tender your outstanding notes through book-entry transfer in accordance with DTC’s Automated Tender Offer Program (“ATOP”). To tender your outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. See “The Exchange Offer—Procedures for Tendering Outstanding Notes” in this prospectus for more information.

Do not send letters of transmittal and certificates representing outstanding notes to us. Send these documents only to the exchange agent. See “The Exchange Offer—Exchange Agent” in this prospectus for more information.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on June 9, 2016.

Certain United States Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes will not constitute a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations” in this prospectus. You should consult your own tax advisor as to the tax consequences of the exchange to you.

Consequences of Failure to Exchange	Outstanding notes that are eligible for the exchange offer and not tendered will be subject to the existing transfer restrictions on such notes after the exchange offer. We will have no further obligation to register the outstanding notes except as otherwise provided in the Registration Rights Agreement. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

Summary of Exchange Notes

The following is a brief summary of certain terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of Exchange Notes” in this prospectus. Capitalized terms used but not defined in this summary shall have the meanings given to such terms elsewhere in this prospectus.

The Issuer	DTE Energy Company.

Offered Notes	$300,000,000 aggregate principal amount of 2015 Series BR 3.30% Senior Notes due 2022.

Maturity	The exchange notes will mature on June 15, 2022.

Interest Payment Dates	Interest on each exchange note will accrue from the last date as to which interest was paid on the outstanding note surrendered or, if no interest has been paid, from the original issue date of the outstanding note. Interest on the exchange notes is payable in arrears on June 15 and December 15 of each year.

Optional Redemption	The exchange notes may be redeemed at our option, in whole or in part, at any time at the respective redemption prices described in this prospectus. See “Description of Exchange Notes — Optional Redemption” in this prospectus.

Ranking	The exchange notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The exchange notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the exchange notes will be effectively subordinated to existing and future liabilities of our subsidiaries. See “Risk Factors—DTE Energy relies on cash flows from subsidiaries” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus.

Risk Factors	Your investment in the exchange notes will involve risks as does your current investment in the outstanding notes. See “Risk Factors” in this prospectus and the other information in this prospectus, including “Cautionary Statements Regarding Forward-Looking Statements,” on page 2 of this prospectus.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data on a historical basis for the three months ended March 31, 2016 and March 31, 2015 and for each of the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011. The year-end financial data have been derived from our audited consolidated financial statements which have been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm. See “Experts” in this prospectus. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference herein. See “Where You Can Find More Information” in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)
	(in millions, except per share amounts)
Income Statement Data
Operating revenues	$2,566	$2,984	$10,337	$12,301	$9,661	$8,791	$8,858
Net income attributable to DTE Energy Company	$247	$273	$727	$905	$661	$610	$711
Earnings Per Common Share
Basic	$1.38	$1.53	$4.05	$5.11	$3.76	$3.56	$4.19
Diluted	$1.37	$1.53	$4.05	$5.10	$3.76	$3.55	$4.18
Dividends Declared Per Share of Common Stock	$0.73	$0.69	$2.84	$2.69	$2.59	$2.42	$2.32
Balance Sheet Data
Total assets	$28,564	$27,920	$28,662	$27,827	$25,864	$26,244	$25,885
Long-term debt, including capital leases	$8,758	$8,763	$8,760	$8,271	$7,143	$6,940	$7,114
Shareholders’ equity	$8,887	$8,665	$8,772	$8,327	$7,921	$7,373	$7,009

RISK FACTORS

An investment in the exchange notes involves risks. You should carefully consider the following information, together with the other information in this prospectus and the documents that are incorporated by reference herein, including the “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, about risks concerning the exchange notes. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus.

Risks Relating to the Exchange Offer

If you do not exchange your outstanding notes for exchange notes, your ability to sell the outstanding notes will be restricted.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. If you are still holding any outstanding notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have such outstanding notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to limited exceptions, if applicable). After the exchange offer is completed, we will not (except in certain limited circumstances) be required, and we do not intend, to register the outstanding notes under the Securities Act. In addition, if you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining outstanding notes would be adversely affected.

If you do not comply with the exchange offer procedures, you will be unable to obtain the exchange notes.

We will issue the exchange notes in exchange for the outstanding notes only after we have timely received your outstanding notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities in the tender of outstanding notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on June 9, 2016, or on a later extended date and time as we may decide.

The exchange notes may not be freely tradeable by you.

Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, that you acquired your exchange notes in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such exchange notes. However, we have not submitted a no-action letter to the SEC regarding this exchange offer and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If you are an affiliate of ours, engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the exchange notes to be acquired pursuant to the exchange offer, you will be subject to additional limitations. See “The Exchange Offer—Resale of the Exchange Notes” in this prospectus.

Risks Related to the Exchange Notes

We cannot assure you that an active trading market will develop for the exchange notes.

There can be no assurance that a market for the exchange notes will develop. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the exchange notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Three Months Ended March 31,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratios of Earnings to Fixed Charges	3.80	3.00	3.78	2.94	3.23	2.91

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges, except capitalized interest; and

•	“fixed charges,” which consist of interest charges, including capitalized interest, amortization of debt discount, premium and expense, and the estimated interest component of rental expense.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt, current portion of long-term debt (including capital lease obligations), total long-term debt, junior subordinated debentures, common shareholders’ equity and capitalization at March 31, 2016. The information set forth below is only a summary and should be read together with our consolidated financial statements and the related notes, in each case incorporated by reference in this prospectus.

As of March 31, 2016
(in millions)
Cash and cash equivalents	$35
Short-term debt	$365
Current portion of long-term debt, including capital leases	$462
Capitalization
Long-term debt (including capital leases and excluding current maturities)	$8,278
Junior subordinated debentures	$480
Shareholder’s equity	$8,887
Total capitalization	$17,645

THE EXCHANGE OFFER

We initially sold the outstanding notes to J.P. Morgan Securities LLC, TD Securities (USA) LLC, UBS Securities LLC, Comerica Securities, Inc. and U.S. Bancorp Investments, Inc. (the “initial purchasers”) pursuant to a purchase agreement between us and them. The initial purchasers subsequently resold the outstanding notes to QIBs pursuant to Rule 144A.

Exchange Offer Registration

We entered into the Registration Rights Agreement in connection with the initial offering pursuant to which we agreed, for the benefit of the holders of the outstanding notes, at our cost to:

•	file with the SEC an exchange offer registration statement with respect to the exchange offer and the issuance and delivery to the holders, in exchange for the outstanding notes, of exchange notes, which will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions and will not provide for the payment of additional interest under the circumstances described below;

•	use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act and remain effective under the Securities Act until the closing of the exchange offer; and

•	use commercially reasonable efforts to cause the exchange offer to be consummated within 365 days of the original issue date of the outstanding notes.

The exchange notes will be issued under the indenture, as described below. Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for surrender of the outstanding notes. We will keep the exchange offer open for at least 20 business days after the date notice of the exchange offer is mailed to the noteholders, or longer if required by applicable law.

For each outstanding note surrendered to us pursuant to the exchange offer and not withdrawn by the holder, the holder of the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on the outstanding note surrendered in exchange or, if no interest has been paid on that note, from the original issue date of the outstanding notes.

SEC Interpretations

Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of notes, however, who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any participating broker-dealer who purchased the notes for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations by the staff of the SEC;

•	will not be able to tender its outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made under an exemption from those requirements.

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in other interpretations to third parties.

Each holder of outstanding notes, other than specified holders, who wishes to exchange such notes for the related exchange notes in the exchange offer will be required to make representations that:

•	any exchange notes to be received by it have been or will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes; and

•	it is not our affiliate.

In addition, in connection with resales of exchange notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we have agreed, for a period of one year following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer.

Shelf Registration

If any change in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, if the exchange offer is not completed within 365 days of the original issue date of the outstanding notes, or under certain other circumstances, we will file and will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the earlier of (i) one year from the effective date of such shelf registration statement (or such longer period if extended under certain circumstances pursuant to the Registration Rights Agreement) and (ii) all notes covered by the shelf registration statement have been sold, exchanged in the exchange offer, or otherwise cease to be outstanding. We will, in the event of such a shelf registration, provide to each noteholder copies of the prospectus that is part of that registration statement, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a noteholder (including certain indemnification rights and obligations).

Additional Interest

If the exchange offer is not completed within 365 days following the original issue date of the outstanding notes, or the shelf registration statement, if required, is not declared effective within the time periods specified in the Registration Rights Agreement or fails to remain effective or usable in connection with resales as required by the Registration Rights Agreement, then we agree to pay each holder of outstanding notes additional interest in an amount equal to 0.25% per annum of the principal amount of outstanding notes held by such holder, with respect to the 90-day period after such registration default, which rate shall be increased by an additional 0.25% per annum for the subsequent 90-day period that such additional interest continues to accrue, in each case until the exchange offer is completed or the shelf registration statement is declared effective or is no longer required to be effective; provided, however, that at no time shall the amount of additional interest accruing exceed in the aggregate 0.50% per annum. Upon the completion of the exchange offer (or, if required, the effectiveness of the shelf registration statement or termination thereof in accordance with the Registration Rights Agreement) additional interest described in this paragraph will cease to accrue.

The description in this prospectus of some of the provisions of the Registration Rights Agreement is a summary only. We urge you to read all the provisions of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to our Form 8-K dated June 16, 2015, because it, and not this summary, defines your rights.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

(1)	the exchange notes bear a different CUSIP number from the related outstanding notes;

(2)	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

(3)	the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for additional interest on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes of the related series and will be entitled to the benefits of the indenture.

As of the date of this prospectus, $300,000,000 aggregate principal amount of the outstanding 2015 Series B 3.30% Senior Notes were outstanding. We have fixed the close of business on May 10, 2016 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on June 9, 2016, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the registered holders of the outstanding notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

(1)	to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent, or

(2)	to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision.

Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the registered holders.

Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

Interest on each exchange note will accrue from the last date as to which interest was paid on the outstanding note surrendered in exchange or, if no interest has been paid on that note, from the original issue date of the outstanding notes. Interest on the exchange notes is payable semi-annually on each of June 15 and December 15.

Procedures For Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in DTC’s ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading “The Exchange Offer — SEC Interpretations” in this prospectus. The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent, or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A)	the tender is made through a member firm of the Medallion System;

(B)	prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C)	the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1)	specify the name of the person having deposited the outstanding notes to be withdrawn;

(2)	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, outstanding notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any outstanding notes, and we may terminate or amend the exchange offer as provided herein before the acceptance of such outstanding notes, if, because of any change in law, or applicable interpretations thereof by the SEC, we determine in our sole discretion that we are not permitted to effect the exchange offer. We have no obligation to, and will not knowingly, permit acceptance of tenders of outstanding notes from our affiliates or from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations thereof by the staff of the SEC or if the exchange notes to be received by such holder or holders of outstanding notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the “blue sky” or securities laws of substantially all of the states of the United States. Other than requirements under United States federal and state securities laws, we do not need to satisfy any regulatory requirements or obtain any regulatory approvals to conduct the exchange offer.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Allissa Overton

Telephone: 315-414-3362

Fax: 732-667-9408

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1) to us or any of our affiliates;

(2) pursuant to a registration statement which has become effective under the Securities Act;

(3) for so long as such notes are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a QIB that purchases for its own account or for the account of another QIB to whom notice is given that the transfer is being made in reliance on Rule 144A;

(4) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act; or

(5) pursuant to any other available exemption from the registration requirements of the Securities Act;

in each case, in accordance with any applicable securities laws of the states of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of its business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

DESCRIPTION OF EXCHANGE NOTES

The exchange notes will be issued as a series of senior unsecured debt securities under an amended and restated indenture, dated as of April 9, 2001, as supplemented, which we refer to as the “indenture,” between DTE Energy and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to The Bank of New York Mellon Trust Company, N.A., or any successor or additional trustee, in its capacity as trustee under the indenture, as the “indenture trustee.”

The exchange notes will be limited in aggregate principal amount initially to $300,000,000. We may, without the consent of the holders, reopen the series of exchange notes to issue additional notes having the same ranking, interest rate, maturity, and other terms (other than the date of issuance, public offering price, the initial interest payment date and, in some circumstances, interest accrual dates) as the exchange notes, but we do not intend to reopen such series unless such additional exchange notes are issued in a “qualified reopening” for U.S. federal income tax purposes. Any such additional exchange notes will, together with the existing notes of that series, constitute a single series of debt securities under the indenture.

The exchange notes will be issued in fully registered form without coupons in denominations of $1,000 and integral multiples thereof. The exchange notes will be denominated and payable in U.S. dollars.

The exchange notes will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominees. Beneficial interests in any of the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee. Beneficial interests may not be exchanged for certificated notes except in limited circumstances described herein. See “—Book-Entry Securities” in this prospectus for a summary of selected provisions applicable to the depositary arrangements.

Ranking

The exchange notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, including amounts, if any, outstanding under our $1.2 billion in aggregate revolving credit agreements as well as our guarantees of non-regulated affiliate obligations. The exchange notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company that conducts substantially all of our operations through our subsidiaries, the exchange notes will be effectively subordinated to claims of creditors and preferred stockholders of those subsidiaries, including their trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, if any.

At March 31, 2016, the total amount of DTE Energy’s outstanding unsecured and unsubordinated indebtedness (excluding guarantees and short-term borrowings), on an unconsolidated basis, was approximately $1.95 billion. At March 31, 2016, our principal subsidiaries, DTE Electric and DTE Gas, had approximately $6.75 billion of outstanding indebtedness (excluding guarantees and short-term borrowings), consisting primarily of secured indebtedness, which would effectively rank senior to the notes offered hereby. We and our subsidiaries may incur additional indebtedness and other liabilities in the future.

Maturity and Payment

The exchange notes will mature on June 15, 2022 and will accrue interest at the rate set forth on the cover page of this prospectus from the last date as to which interest was paid on the outstanding note surrendered in exchange or, if no interest has been paid on that note, from the original issue date of the outstanding notes. We will pay interest in arrears on June 15 and December 15 of each year. Interest will be paid to the persons in whose name the applicable exchange note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Business day” means any day other than a day on which banking institutions in the State of New York or the State of Michigan are authorized or obligated pursuant to law or executive order to close. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal, premium, if any, and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Optional Redemption

The exchange notes may be redeemed at our option, in whole or in part, at any time. At any time prior to the Par Call Date (as defined below), the optional redemption price for the exchange notes will be equal to the greater of:

•	100% of the principal amount of the exchange notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed that would be due if the exchange notes matured on the Par Call Date (not including any portion of any payments of interest accrued to, but not including, the redemption date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 20 basis points as determined by the Quotation Agent (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. At any time on or after the Par Call Date, the optional redemption price will be equal to 100% of the principal amount of the exchange notes being redeemed, plus accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on exchange notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the exchange notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If notice has been given as provided in the indenture and funds for the redemption of any exchange notes called for redemption have been made available on the redemption date, such exchange notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such exchange notes will be to receive payment of the redemption price.

Notice of any redemption will be given to holders for such exchange notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the exchange notes held by such holder to be redeemed.

We will notify the trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of exchange notes to be redeemed and their redemption date. If less than all of the exchange notes are to be redeemed, the exchange notes to be redeemed shall be selected in accordance with the procedures of DTC, or if not represented by a Global Note in a manner the trustee may deem appropriate.

If at the time notice of redemption has been given, we have not deposited with the trustee (or a paying agent) monies sufficient to redeem all of the exchange notes called for redemption, such notice shall state that it is subject to the receipt of the redemption monies by the trustee (or a paying agent) on or before the redemption date and such notice will be of no effect unless such monies are so received before such date.

“Adjusted Treasury Rate” means, with respect to any optional redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated on the third business day preceding the redemption date assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized (assuming for this purpose that the notes mature on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any optional redemption date:

•	the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or

•	if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means April 15, 2022.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•	each of J.P. Morgan Securities LLC, TD Securities (USA) LLC and UBS Securities LLC (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and

•	any other Primary Treasury Dealer(s) we select.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any optional redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

The exchange notes will not be entitled to the benefit of any sinking fund.

Covenants

The indenture contains covenants for the benefit of holders of the exchange notes. The following covenants apply to the exchange notes.

Limitation on Secured Debt

We have agreed that we will not create, issue, incur or assume any Secured Debt (as defined below) without the consent of the holders of a majority in principal amount of the outstanding debt securities under the indenture of all series with respect to which this covenant is made (including the exchange notes), considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if we either:

•	secure all debt securities then outstanding with respect to which this covenant is made (including the exchange notes) equally and ratably with the Secured Debt; or

•	deliver to the trustee bonds, notes or other evidences of indebtedness secured by the Lien (as defined below) which secures the Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the debt securities then outstanding with respect to which this covenant is made (including the exchange notes) and meeting certain other requirements in the indenture.

“Debt” means:

•	indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money; and

•	any guaranty by DTE Energy of any such indebtedness of another person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Secured Debt” means Debt created, issued, incurred or assumed by DTE Energy that is secured by a Lien upon any shares of stock of any Significant Subsidiary, as defined in Regulation S-X of the rules and regulations under the Securities Act, whether owned at the date of the initial authentication and delivery of the notes of any series or thereafter acquired.

The indenture does not contain additional limitations on indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality.

Consolidation, Merger and Sale of Assets

DTE Energy may, without the consent of the holders of the notes, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to, any person or permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

•	if DTE Energy merges into or consolidates with, or transfers its properties and assets as an entirety (or substantially as an entirety) to any person, such person is a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	any successor person (if not DTE Energy) assumes by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all the notes and other debt securities of any series issued under the indenture, and the performance of our obligations under the indenture and the notes issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series under the indenture that are convertible or exchangeable into common stock or other securities;

•	no event of default under the indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the indenture has occurred and is continuing after giving effect to the transaction; and

•	certain other conditions are met.

Upon any merger or consolidation described above or conveyance or transfer of the properties and assets of DTE Energy as or substantially as an entirety as described above, the successor person will succeed to DTE Energy’s obligations under the indenture and, except in the case of a lease, the predecessor person will be relieved of such obligations.

The indenture does not prevent or restrict any conveyance or other transfer, or lease, of any part of the properties of DTE Energy which does not constitute the entirety, or substantially the entirety, thereof.

Events of Default

An event of default with respect to the notes will be any of the following events:

(1) failure to pay interest on the notes, or any additional amounts payable with respect thereto, for 30 days after payment is due; or

(2) failure to pay principal or any premium on the notes, or any additional amounts payable with respect thereto, when due; or

(3) failure to perform, or breach of, any other covenant or warranty or obligation of DTE Energy in the indenture for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the holders of at least 25% in outstanding principal amount of the notes; or

(4) default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by DTE Energy (including a default with respect to any other series of debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by DTE Energy (or the payment of which is guaranteed by DTE Energy), whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

•	either:

•	such default results from failure to pay any such indebtedness when due and such defaulted payment has not been made, waived or extended within 30 days of such payment default; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity and such indebtedness shall not have been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and

•	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates to at least $40 million; or

(5) certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to DTE Energy.

If an event of default with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul the acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization specified in the indenture as described in paragraph (5) above, the principal amount and accrued and unpaid interest and any additional amounts payable in respect of the notes, or a lesser amount as provided for in the notes, will be immediately due and payable without any declaration or other act by the trustee or any holder.

The indenture provides that within 90 days after the occurrence of any default under the indenture with respect to the notes, the trustee must transmit to the holders of the notes, in the manner set forth in the indenture, notice of the default known to the trustee, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of (or premium, if any) or interest or any additional amounts with respect to, any notes, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of such notice is in the interest of the holders of notes of such series. In addition, in the case of any event of default described in paragraph (3) above, no such notice to holders will be given until at least 30 days after the occurrence of the event of default.

If an event of default occurs and is continuing with respect to the notes, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of notes by all appropriate judicial proceedings.

The indenture further provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless that requesting holder has offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

The indenture provides that no holder of any notes will have any right to institute any proceeding with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•	the holders of 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•	for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding notes.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event that after notice or lapse of time or both would constitute an event of default.

Exchange, Registration and Transfer

So long as the notes are registered in the name of DTC or its nominee, beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee. Beneficial interests may not be exchanged for certificated notes except in limited circumstances described herein. See “—Book-Entry Securities” in this prospectus.

Registered securities that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. Holders may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. We may at any time designate additional transfer agents with respect to any series of notes.

In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange notes of any series during a period beginning at the opening of business 15 days before any selection of notes of that series to be redeemed and ending at the close of business on:

•	the day of the sending of the relevant notice of redemption if the notes are issuable only as registered securities; or

•	the day of the first publication of the notice of redemption if the notes are issuable as bearer securities, or, if the notes are also issuable as registered securities and there is no publication, the sending of the notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, selected for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	issue, register the transfer of or exchange any note that has been surrendered for repayment at the option of the holder, except the portion, if any, of such note not to be so repaid.

Payment and Paying Agents

Payment of principal of, and any premium and interest on, certificated notes will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments.

We will make payment of any installment of interest on certificated notes to the person in whose name that security is registered at the close of business on the regular record date for such interest.

The corporate trust office of the trustee in the Borough of Manhattan, The City of New York, will be designated as our paying agent for payments with respect to certificated notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any note or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the note or coupon may look only to us for payments out of those repaid amounts.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of notes that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

To discharge the obligations with respect to the notes, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars sufficient to pay the entire amount of principal of, and any premium, interest and additional amounts on, those notes to the date of the deposit if those notes have become due and payable or to the maturity or redemption date of the notes, as the case may be; provided, however, we have paid all other sums payable under the indenture with respect to the notes, and certain other conditions are met.

We may elect:

•	to defease and be discharged from any and all obligations with respect to those notes, which we refer to as “defeasance”; or

•	with respect to any notes, to be released from certain covenant obligations as described herein, which we refer to as “covenant defeasance.”

In the case of defeasance we will still retain some obligations in respect of the notes, including our obligations:

•	to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the notes;

•	to register the transfer or exchange of the notes;

•	to replace temporary or mutilated, destroyed, lost or stolen notes; and

•	to maintain an office or agency with respect to the notes and to hold monies for payment in trust.

After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the notes.

To elect either defeasance or covenant defeasance with respect to the notes we must deposit with the trustee, in trust, an amount, in U.S. dollars, or in government obligations, as defined below, or both, which deposit will provide through the scheduled payment of principal and interest in accordance with their terms, money in an amount sufficient to pay the principal of and any premium and interest on (and, to the extent that: (1) the notes of such series provide for the payment of additional amounts; and (2) we may reasonably determine the amount of any such additional amounts at the time of deposit (in the exercise of our sole discretion), any such additional amounts with respect to) such notes on their scheduled due dates.

In addition, we can only elect defeasance or covenant defeasance if, among other things:

•	the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event that with notice or lapse of time or both would become an event of default with respect to the notes to be defeased will have occurred and be continuing on the date of the deposit of funds with the trustee and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit of funds with the trustee; and

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the IRS received by us, a Revenue Ruling published by the IRS or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

The indenture defines government obligations as securities that are not callable or redeemable at the option of the issuer or issuers and are:

•	direct obligations of the United States or the government or governments in the confederation that issued the foreign currency in which the debt securities of a particular series are payable, as the case may be, for the payment of which its full faith and credit is pledged; or

•	obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments that issued the foreign currency in which the debt securities of a particular series are payable, as the case may be, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

If, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of a series, the holder of a note is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that note the indebtedness represented by that note shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, and additional amounts, if any, with respect to, that note as that note becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that note into the currency in which that note becomes payable as a result of the election or conversion event based on, in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment.

If we effect a covenant defeasance with respect to any notes and the notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in U.S. Dollars, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the notes at the time of the stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

Modification and Waiver

DTE Energy and the trustee may generally modify certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the notes of each series affected by the modification, except that no such modification or amendment may, without the consent of the holder of each note affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of, or any premium or interest on, or any additional amounts with respect to, any note issued under the indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any note issued under the indenture;

•	change the place of payment or the coin or currency in which any note issued under that indenture or any premium or any interest on that note or any additional amounts with respect to that note is payable;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required under the indenture in order to take certain actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any notes issued under that indenture or, in the case of redemption or exchange, on or after the redemption or exchange date; or

•	modify any of the above provisions or certain provisions regarding the waiver of past defaults or the waiver of certain covenants, with limited exceptions.

In addition, we and the trustee may, without the consent of any holders, modify provisions of the indenture for certain purposes, including, among other things:

•	evidencing the succession of another person to DTE Energy and the assumption by any such successor of the covenants of DTE Energy in the indenture and in the notes;

•	adding to the covenants of DTE Energy for the benefit of the holders of notes or surrendering any right or power herein conferred upon DTE Energy with respect to the notes and other debt securities under the indenture;

•	adding any additional events of default with respect to the notes and other debt securities under the indenture;

•	adding to or changing any provisions of the indenture to provide that bearer notes may be registrable, changing or eliminating any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer notes, permitting bearer notes to be issued in exchange for registered notes, permitting bearer notes to be issued in exchange for bearer notes of other authorized denominations or facilitating the issuance of notes in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the notes in any material respect;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment of a successor trustee and adding to or changing any of the provisions of the indenture to facilitate the administration of the trusts;

•	curing any ambiguity, correcting or supplementing any provision in the indenture that may be defective or inconsistent with any other provision therein, or making or amending any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of notes of any series in any material respect;

•	modifying, eliminating or adding to the provisions of the indenture to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time;

•	adding to, deleting from or revising the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of notes, as therein set forth;

•	modifying, eliminating or adding to the provisions of any security to allow for such security to be held in certificated form;

•	securing the notes;

•	making provisions with respect to conversion or exchange rights of holders of securities of any series;

•	amending or supplementing any provision contained therein or in any supplemental indenture, provided that no such amendment or supplement will adversely affect the interests of the holders of any notes then outstanding in any material respect; or

•	modifying, deleting or adding to any of the provisions of the indenture other than as contemplated above.

The holders of at least 66 2/3% in aggregate principal amount of outstanding notes may, on behalf of the holders of all notes, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of notes may, on behalf of all holders of notes, waive any past default and its consequences under the indenture with respect to the notes, except:

•	payment default with respect to notes of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the indenture. In addition to acting as trustee under the indenture and in certain other capacities as described in this prospectus, affiliates of The Bank of New York Mellon Trust Company, N.A. also act as a lender and provide other banking services in the ordinary course of business to DTE Energy and its affiliates.

Resignation and Removal of the Trustee; Deemed Registration

The trustee may resign at any time with respect to the notes by giving written notice thereof to us.

The trustee may also be removed with respect to the notes by act of the holders of a majority in principal amount of the then outstanding notes.

No resignation or removal of such trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the retiring trustee will be deemed to have resigned.

Book-Entry Securities

The exchange notes will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC.

Portions of the following information concerning DTC and DTC’s book-entry only system have been obtained from sources, including DTC, that we believe to be reliable. We make no representation as to the accuracy of such information.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the exchange notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the global securities; DTC’s records will reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial Owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Any redemption notices will be sent to DTC. If less than all of a series of global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to exchange notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the exchange notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments, distributions and dividend payments and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the trustee or agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of such Participants and not of DTC, the trustee or agent for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest, distributions and dividend payments and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee or agent and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the exchange notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to the procedures of DTC. In that event, certificates representing the exchange notes will be printed and delivered to DTC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes. This discussion is for general information only and does not consider all aspects of U.S. federal income or estate tax (such as the potential application of the Medicare contribution tax, alternative minimum tax consequences, if any, or consequences under any particular tax treaty) that may be relevant to the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes. This discussion does not address any aspect of state, local or foreign law, or U.S. federal gift, generation-skipping or, except to the extent specifically set forth below, U.S. federal estate tax law or the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	traders in securities who elect to use a mark-to-market method of accounting;

•	tax-exempt entities;

•	banks and other financial institutions;

•	thrifts;

•	insurance companies;

•	persons that hold the notes as part of a “straddle,” a “hedge” against currency risk or a “conversion transaction”;

•	persons subject to special rules applicable to former citizens and residents of the United States;

•	controlled foreign corporations or passive foreign investment companies;

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar; and

•	pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities.

In addition, this discussion is limited to the U.S. federal income tax consequences to holders that purchased the outstanding notes for cash, at their original issue price, pursuant to the initial offering and that exchange such outstanding notes for exchange notes pursuant to this exchange. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange of outstanding notes for exchange notes or the ownership or disposition of the exchange notes which are different from those discussed below.

If you are considering exchanging outstanding notes for exchange notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes, and the application of the U.S. federal income tax laws to your particular situation.

Receipt of Exchange Notes

The exchange of outstanding notes for exchange notes will not be a taxable exchange. As a result:

•	you will not recognize taxable gain or loss when you receive exchange notes in exchange for outstanding notes;

•	your holding period for the exchange notes will include your holding period for the outstanding notes; and

•	your basis in the exchange notes will equal your basis in the outstanding notes.

U.S. Holders

A “U.S. holder” is a beneficial owner of exchange notes that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any of its states, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust existed on April 20, 1996 and has validly elected to continue to be treated as a domestic trust.

Taxation of Interest

Interest on the exchange notes is generally taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest over the term of the instrument to the extent the “original issue discount” is not de minimis. The outstanding notes were not issued with more than a de minimis amount of original issue discount, and, therefore, the exchange notes will not have original issue discount.

Sale or Other Disposition of Exchange Notes

You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the exchange note (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such), minus your adjusted tax basis in the exchange note. Your initial tax basis in an exchange note generally is the price you paid for the outstanding note. Any such gain or loss on a taxable disposition of an exchange will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such exchange note for more than one year.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments on the notes and to the proceeds of the sale or other disposition of the notes, unless the U.S. holder is an exempt recipient and, if requested, establishes its status as an exempt recipient. Additionally, backup withholding at a current rate of 28% may apply to such payments if a U.S. holder (i) fails to provide a taxpayer identification number (“TIN”) certified under penalties of perjury, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) fails to certify that the holder is not subject to backup withholding. A U.S. holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of exchange notes that is not a U.S. holder and is not a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Withholding Tax on Payments on the Exchange Notes

Subject to the discussions of backup withholding and FATCA withholding below, payments of interest on a note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

•	a bank for U.S. federal income tax purposes whose receipt of interest is described in section 881(c)(3)(A) of the Code; or

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership.

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	we or our paying agent receives:

•	from the non-U.S. holder, a properly completed Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the holder of the note is a non-U.S. holder; or

•	from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) is furnished to the payor.

Additional exemptions may apply to holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest on a note is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, under an applicable tax treaty, is attributable to a permanent establishment or fixed base of such non-U.S. holder), such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a 30% branch profits tax or a lower applicable treaty rate). Payments of such interest will not be subject to U.S. federal withholding tax so long as the holder provides us or the paying agent with a properly completed IRS Form W-8ECI.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the notes. To claim the benefits of a lower withholding rate under a treaty, a non-U.S. holder must provide us or the paying agent with a properly completed IRS Form W-8BEN or Form W-8BEN-E. Non-U.S. holders may be required to periodically update their IRS Form W-8.

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Retirement or Other Disposition of Exchange Notes

As discussed above, the exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be a taxable exchange and, therefore, will not be subject to U.S. federal income tax. In addition, subject to the discussion of FATCA withholding below, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of an exchange note generally will not be subject to U.S. federal income or withholding tax, unless:

•	such gain is income or gain that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if the non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States; or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, non-U.S. holders generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. If the second bullet point applies, non-U.S. holders generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, retirement or other disposition of the exchange notes) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder any interest that is paid to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement with the tax authorities of the country in which the non-U.S. holder resides.

The backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification (i.e., a Form W-8BEN, W-8BEN-E or W-8ECI as described above) has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is a “U.S. related person,” meaning that the broker is: (i) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (ii) is a controlled foreign corporation for U.S. federal income tax purposes; or (iii) is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business. In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary.

The backup withholding tax rate is currently 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder timely provides the required information to the IRS.

U.S. Federal Estate Tax

A note held or treated as held by an individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate tax purposes) of the U.S. at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) interest on the note, if received by the non-U.S. holder at death, would not have been effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.

FATCA Withholding

Recent legislation and IRS guidance commonly referred to as FATCA impose a 30% U.S. federal withholding tax on certain payments (which currently includes interest payments on the notes and will include gross proceeds, including the return of principal, from the sale or other disposition, including redemptions, of the notes beginning January 1, 2019) made to a foreign financial institution that fails to enter into an agreement with the IRS to, among other things, provide information regarding its “United States accounts” and to a non-financial foreign entity that fails to provide information regarding its direct or indirect “substantial United States owners” or to make a required certification that it has no such owners unless such institution or entity, as applicable, otherwise complies with FATCA. Foreign governments may enter into an agreement with the IRS to implement FATCA in a different manner. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the notes if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to the ownership and disposition of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 7, 2016, all dealers effecting transactions in the new securities may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new securities by brokers-dealers. New securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes.

The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any securities exchange or include the exchange notes in any automatic quotation system. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statement. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the notes and certain other matters relating to this offering will be passed upon for DTE Energy by Patrick B. Carey, Associate General Counsel. Mr. Carey beneficially owns shares of DTE Energy common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room.

We maintain a web site at http://www.dteenergy.com (which is not intended to be an active hyperlink), that contains information about us. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

We can “incorporate by reference” the information we file with the SEC, which means that we can disclose important business and financial information about DTE Energy by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and subsequent to the date of this prospectus, until the offering of the notes is terminated, we incorporate any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2015 (including information specifically incorporated by reference into DTE Energy’s Proxy Statement for its 2016 annual meeting of shareholders filed on March 10, 2016); and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016; and

•	Current Reports on Form 8-K dated February 2, 2016 and March 2, 2016.

Each of these documents is available from the SEC’s web site and public reference room described above. DTE Energy will provide to each person, including any beneficial owner, to whom a prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with this prospectus, excluding the exhibits to those documents unless the exhibits are specifically incorporated by reference herein. You may request a copy of these filings, at no cost to you, by writing or telephoning DTE Energy Investor Relations, at our principal executive office, which is:

DTE Energy Company

Attention: Investor Relations, 819 WCB

One Energy Plaza

Detroit, Michigan 48226-1279

(313) 235-8030

PROSPECTUS

OFFER TO EXCHANGE

2015 Series B 3.30% Senior Notes due 2022

Until August 7, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.